                                                         Exhibit 99.2

For Immediate Release
February 22, 2006


 NORDSTROM ANNOUNCES INCREASE OF QUARTERLY DIVIDEND AND APPOINTS PHILIP
     G. SATRE, FORMER CEO OF HARRAH'S ENTERTAINMENT TO THE BOARD OF
                            DIRECTORS

SEATTLE - February 22, 2006 - Nordstrom, Inc.'s (NYSE: JWN) board of directors announced yesterday that it has approved a quarterly dividend of $0.105 per share, an increase of 24% or $0.02 per share. This cash dividend is payable on March 15, 2006, to shareholders of record on February 28, 2006.

The board also announced the addition of Philip G. Satre, retired Chairman of the Board and former CEO of Harrah's Entertainment, Inc. Mr. Satre worked for Harrah's for nearly 25 years. Well-respected in his field, Mr. Satre has received many honors and awards for his business and humanitarian efforts.

"We are pleased that Philip Satre has agreed to join our board," said Bruce Nordstrom, Chairman of the Board, Nordstrom, Inc. "Philip will be a strong resource for our company with his terrific track record in business and leadership."

Mr. Satre also serves on several corporate and non-profit boards, including Rite Aid Corporation, the Nevada Cancer Institute, the
National D-Day Museum Foundation board of trustees, the UC Davis School of Law Alumni Association board and the Stanford University board of trustees.

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.


Investor Contact:
RJ Jones, 206-303-3007


Media Contact:
Deniz Anders, 206-373-3038